Exhibit 99.1

HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN

Financial Statements and Supplemental Schedule

As of and for the years ended December 31, 2011 and 2010

TABLE OF CONTENTS

Page
Audited Financial Statements

Report of Independent Registered Public Accounting Firm	1

Statements of Net Assets Available for Benefits as of December 31, 2011 and 2010	2

Statements of Changes in Net Assets Available for Benefits for the Years Ended December 31, 2011 and 2010	3

Notes to Financial Statements	4-11

Supplemental Schedule

Schedule H, Part IV Line 4i—Schedule of Assets
(Held at End of Year) as of December 31, 2011	12

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Compensation Committee of the Board of Directors of

Huntington Bancshares Incorporated and Plan Participants of the

Huntington Investment and Tax Savings Plan

Columbus, Ohio

We have audited the accompanying statements of net assets available for benefits of the Huntington Investment and Tax Savings Plan (the “Plan”) as of December 31, 2011 and 2010, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2011 and 2010, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2011 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. Such schedule has been subjected to the auditing procedures applied in our audit of the basic 2011 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ Deloitte & Touche LLP

Columbus, Ohio

June 22, 2012

HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

	December 31,
	2011	2010
ASSETS

Investments, at fair value:
Cash and cash equivalents	$31,370,476	$26,283,637

Huntington Bancshares Incorporated common stock	82,716,539	102,592,987

Mutual funds	247,670,455	243,339,257

Total Investments	361,757,470	372,215,881

Notes receivable from participants	26,956	118,829

Accrued dividends, interest receivable, and other assets	660,949	212,158

TOTAL ASSETS	362,445,375	372,546,868

LIABILITIES

Dividends payable to Plan participants	72,083	18,434

NET ASSETS AVAILABLE FOR BENEFITS	$362,373,292	$372,528,434

See notes to financial statements.

HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

	Years Ended December 31,
	2011	2010
ADDITIONS
Investment income:
Dividends from Huntington Bancshares
Incorporated common stock	$1,514,214	$587,912
Dividends from mutual funds	9,159,555	4,998,342
Interest	53,868	154,494

	10,727,637	5,740,748
Contributions:
Employees	32,963,282	28,301,609
Employer	15,268,555	8,638,874

	48,231,837	36,940,483
Net appreciation in fair value of investments	—	74,240,538

Total Additions	58,959,474	116,921,769

DEDUCTIONS
Benefit distributions and other withdrawals	36,323,944	35,162,137
Net depreciation in fair value of investments	32,790,672	—

Total Deductions	69,114,616	35,162,137

Net (decrease) increase in net assets available for benefits	(10,155,142)	81,759,632

Net assets available for benefits at beginning of year	372,528,434	290,768,802

NET ASSETS AVAILABLE FOR BENEFITS AT END OF YEAR	$362,373,292	$372,528,434

See notes to financial statements.

HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

As of and for the years ended December 31, 2011 and 2010

Note 1 — Description of the Plan

The Huntington Investment and Tax Savings Plan (the Plan) is a defined contribution plan that was initially adopted by the Board of Directors of Huntington Bancshares Incorporated (Huntington) on September 29, 1977, to be effective January 1, 1978, to provide benefits to eligible employees of Huntington, as defined in the Plan document. Plan participants should refer to the Plan document and summary plan description for a more complete description of the Plan’s provisions. On December 13, 2000, Huntington’s common stock held in accounts of participants who elected to have all or a portion of their accounts invested in Huntington’s common stock were designated an Employee Stock Ownership Plan (ESOP). The ESOP forms a portion of the Plan.

Amendments — From time to time, the Plan has been amended and restated. The most recent amendments to the Plan include provisions as necessary to conform to various legislation and guidance under the Internal Revenue Code (the Code) and the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Plan Termination — Pursuant to the Plan document, Huntington may terminate or modify the Plan at any time by resolution of its Board of Directors and subject to the provisions of ERISA and the Code.

Funding and Vesting — Eligible employees may enroll on the first day of the month following six months of employment and attainment of age 21. Participants may elect to make pre-tax and / or Roth 401(k) after tax contributions of up to 75% of their eligible compensation, up to certain statutory limits. Huntington will make a matching contribution equal to 100% on the first 3% of participant elective deferrals and 50% on the next 2% of participant elective deferrals. Participant and employer contributions are fully vested at all times. In the first quarter of 2009, the Plan was amended to eliminate employer matching contributions effective on or after March 15, 2009. Effective May 1, 2010, Huntington reinstated the employer matching contribution to the Plan.

Administration — The Plan administrator is Huntington. Portions of Plan administration have been delegated by the Plan administrator to a committee of employees appointed by the Board of Directors of Huntington. The Plan administrator believes that the Plan is currently designed and operated in compliance with the applicable requirements of the Code and the provisions of ERISA, as amended. Certain administrative fees are paid from the general assets of Huntington.

Participant Accounts — Each participant’s account is credited with the participant’s own contribution and an allocation of Huntington’s contribution, as applicable, and Plan earnings. Investment income or loss is allocated to participant accounts based on proportional account balances. Participants are charged a fixed amount for administration of the Plan. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s individual account.

Investment Options — Plan participants are permitted to direct their deferrals and employer matching contributions to any combination of investment options, including the Huntington Conservative Deposit Account, Huntington common stock and a variety of investment funds. Huntington has the sole discretion to determine or change the number and nature of investment options in the Plan. An active participant may change or suspend deferrals pursuant to the terms set forth in the Plan document.

Plan Investments — Plan investments consist of cash and cash equivalents, shares of Huntington common stock and mutual funds and are held by the trust division of The Huntington National Bank (the Plan Trustee), a wholly-owned subsidiary of Huntington. The Plan Trustee purchases and sells shares of Huntington common stock on the open market at market prices. Additionally, the Plan Trustee may directly purchase from, and sell to, Huntington, at market prices, shares of Huntington common stock. The Plan Trustee purchases and redeems shares of mutual funds in accordance with rules of the mutual funds.

Participant Loans — The Plan does not permit participant loans. However, as a result of acquisitions, certain participant loans were rolled over into the Plan. Participant loans are recorded at unpaid principal balance plus any accrued but unpaid interest, at rates commensurate with prevailing rates at the time funds were borrowed. The amount recorded approximates current value. Principal and interest is paid ratably through payroll deductions. Participant loans are listed as notes receivable from participants in the Plan’s financial statements.

Contributions — Employee and employer contributions to participants’ accounts in the Plan are invested pursuant to the participants’ investment direction elections on file at the time the contributions are allocated to the participants’ accounts.

Benefit distributions and other withdrawals — A participant may request that the portion of his or her account that is invested in Huntington common stock be distributed in shares of Huntington common stock with cash paid in lieu of any fractional shares. All other distributions from the Plan are paid in cash.

Distributions and withdrawals are reported at fair value and recorded by the Plan when payments are made.

Participants are permitted to take distributions and withdrawals from their accounts in the Plan under the circumstances set forth in the Plan document. Generally, participants may request withdrawal of funds in their account attributable to: (i) rollover contributions; (ii) after-tax contributions; and (iii) pre-April 1, 1998, Employer contributions. Employee pre-tax elective deferrals and post April 1, 1998 employer matching contributions are subject to special withdrawal rules and generally may not be withdrawn from the Plan prior to a participant’s death, disability, termination of employment, or attainment of age 59  1/2. Certain distributions of employee deferrals may be made, however, in the event a participant requests a distribution due to financial hardship as defined by the Plan. Participants should refer to the Summary Plan Description for a complete summary of the Plan provisions. Participants may withdraw up to 100% of their account balances in the Plan for any reason after they have reached age 59  1/2.

Plan participants have the option of reinvesting cash dividends paid on Huntington common stock or having dividends paid in cash.

Note 2 — Significant Accounting Policies

Basis of Presentation — The financial statements of the Plan are presented on the accrual basis and are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

In conjunction with applicable accounting standards, all material subsequent events have been either recognized in the financial statements or disclosed in the notes to financial statements.

Dividends and Interest Income — Dividends are recognized as of their ex-dividend date. Interest is recorded on an accrual basis when earned.

Fair Value Measurements — Accounting Standards Codification (ASC) Topic 820 (ASC 820) defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value measurement.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The Plan’s policy is to recognize significant transfers between levels at the beginning of the reporting period.

Use of Estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts of assets and liabilities, and changes therein, reported in the financial statements. Actual results could differ from those estimates.

Risks and Uncertainties — The Plan utilizes various investment instruments, including mutual funds and common stock. In general, investment securities are exposed to various risks such as interest rate, credit, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes will materially affect the amounts in the financial statements.

Note 3 — Accounting Standards Update

Accounting Standards Update (ASU) 2011-04 — Fair Value Measurement (Topic 820), Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The ASU amends Topic 820 to add both additional clarifications to existing fair value measurement and disclosure requirements and changes to existing principles and disclosure guidance. Clarifications were made to the relevancy of the highest and best use valuation concept, measurement of an instrument classified in an entity’s shareholder’s equity and disclosure of quantitative information about the unobservable inputs for level 3 fair value measurements. Changes to existing principles and disclosures included measurement of financial instruments managed within a portfolio, the application of premiums and discounts in fair value measurement, and additional disclosures related to fair value measurements. The updated guidance and requirements are effective for financial statements issued for the first interim or annual period beginning after December 15, 2011, and should be applied prospectively. The amendment is not expected to have a material impact on the Plan’s financial statements.

Note 4 — Investments

The following individual investments represent 5% or more of the fair value of net assets available for benefits as of December 31:

	2011	2010
Huntington Bancshares Incorporated common stock	$82,716,539	$102,592,987
T. Rowe Price Mid-Cap Growth Fund	42,544,499	36,902,054
Vanguard Wellington Fund	36,708,100	34,674,542
Vanguard Institutional Index Fund	31,781,343	30,803,553
Huntington Conservative Deposit Account	31,370,476	26,283,637
American Funds Europacific Growth Fund	19,267,645	22,038,921
Huntington Situs Fund	18,636,319	19,355,986

The Plan’s investments (including investments purchased, sold, and held during the year) appreciated / (depreciated) in carrying value for the years ended December 31 as follows:

	2011	2010
Huntington Bancshares Incorporated common stock	$(20,257,467)	$47,711,759

Mutual funds:
Core Fixed Income Funds	261,664	299,741
Global Equity Funds	242,002	200,151
US Government Bond Funds	165,894	86,641
Indexed Equity Funds	21,905	3,458,231
Short Term Funds	(1,887)	(6,655)
Small Cap Equity Funds	(550,963)	4,631,205
Mid Cap Equity Funds	(787,451)	985,164
Large Cap Value Funds	(1,061,459)	1,536,546
Balanced Funds	(1,157,528)	5,010,445
Large Cap Growth Funds	(1,278,807)	—
Mid Cap Growth Funds	(3,707,891)	8,214,686
International Equity Funds	(4,678,684)	2,112,623

Total mutual funds	(12,533,205)	26,528,778

Net (depreciation) appreciation	$(32,790,672)	$74,240,537

Note 5 — Party-In-Interest Transactions

Certain plan investments are held with the Huntington National Bank or are shares of mutual funds managed by Huntington Asset Advisors, Inc, a subsidiary of the Huntington National Bank. These investments are held by the Plan Trustee, and therefore, qualify as party-in-interest investments.

The following table lists the fair value of party-in-interest investments at December 31:

	2011	2010
Huntington Bancshares Incorporated common stock (15,065,832 shares at cost of $93,923,072 in 2011)	$82,716,539	$102,592,987
Huntington Conservative Deposit Account	31,370,476	26,283,637
Huntington Situs Fund	18,636,319	19,355,986
Huntington Fixed Income Securities Fund	16,423,600	15,048,292
Huntington Income Equity Fund	11,785,586	6,956,950
Huntington Growth Fund	10,268,881	10,259,768
Huntington Intermediate Government Income Fund	9,015,924	7,643,305
Huntington International Equity Fund	9,015,141	10,644,354
Huntington Dividend Capture Fund	7,594,314	6,372,228
Huntington Mid Corp America Fund	6,489,933	6,522,508
Huntington Rotating Markets Fund	4,193,036	3,918,815
Huntington Treasury Money Market Fund	3,877,666	2,880,796
Huntington Real Strategies Fund	2,685,895	2,012,390
Huntington Money Market Fund	2,014,392	2,311,673
Huntington Balanced Allocation Fund	171,759	—
Huntington Growth Allocation Fund	134,927	—
Huntington Conservative Allocation Fund	114,009	—
Huntington New Economy Fund (1)	—	7,888,191

(1)	Effective December 9, 2011, The Huntington New Economy Fund was no longer offered as an investment option in the Plan.

Costs and expenses paid by the Plan for administration totaled $306,379 and $291,272 for 2011 and 2010, respectively. Amounts are included in Benefit distributions and other withdrawals in the Plan financial statements.

Note 6 — Income Taxes

The Plan obtained its latest determination letter dated December 13, 2002, in which the Internal Revenue Service (IRS) stated the Plan, as then designed, was qualified under Section 401(a) of the Code and, therefore, the related trust is exempt from taxation. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Plan has been amended and restated since receiving the determination letter. The restated plan document was submitted to the IRS in January 2011. Huntington believes the Plan is being operated in compliance with applicable requirements of the Code and related state statutes, and that the trust, which forms a part of the Plan, is qualified and exempt from federal income and state franchise taxes.

GAAP requires the evaluation of tax positions taken by the Plan and recognition of a tax liability if the Plan has taken an uncertain tax position that is not more likely than not to be sustained upon examination by the IRS. Huntington, on behalf of the Plan, has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2011 and 2010, there are no uncertain tax positions taken or expected to be taken that would require recognition of a liability or disclosure in the financial statements. The Plan is subject to routine audits; however, there are currently no audits for any tax periods in progress. The Plan administrator believes it is no longer subject to income tax examinations for years prior to 2008.

Note 7 — Fair Value Measurements

Investments of the Plan are accounted for at cost on the trade-date and are reported at fair value. Cash and cash equivalents represent interest bearing deposit accounts with fair value equal to the amount payable on demand. Huntington common stock is valued using the year-end closing price as determined by the National Association of Securities Dealers Automated Quotations (NASDAQ). Mutual funds are valued at quoted market prices that represent the net asset value (NAV) of shares held by the Plan at year-end. The following tables set forth by level within the fair value hierarchy a summary of the Plan’s investments measured at fair value on a recurring basis at December 31, 2011 and 2010. For the years ended December 31, 2011 and 2010, there were no significant transfers in or out of Levels 1, 2 or 3.

	Fair Value Measurements Using
	Quoted Prices	Significant	Significant
	In Active	Other	Other
	Markets for	Observable	Unobservable
	Identical Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
December 31, 2011
Cash and Cash Equivalents	$31,370,476	—	—	$31,370,476

Common Stock
Financial services	82,716,539	—	—	82,716,539

Mutual Funds
Balanced Funds	52,076,281	—	—	52,076,281
Mid Cap Growth Funds	54,330,085	—	—	54,330,085
International Equity Funds	28,282,786	—	—	28,282,786
Indexed Equity Funds	31,781,343	—	—	31,781,343
Small Cap Equity Funds	26,230,633	—	—	26,230,633
Large Cap Value Funds	12,954,776	—	—	12,954,776
Core Fixed Income Funds	16,423,600	—	—	16,423,600
US Government Bond Funds	9,015,924	—	—	9,015,924
Mid Cap Equity Funds	6,489,933	—	—	6,489,933
Short Term Funds	5,892,058	—	—	5,892,058
Global Equity Funds	4,193,036	—	—	4,193,036

Total Mutual Funds	247,670,455	—	—	247,670,455

Total Investments	$361,757,470	—	—	$361,757,470

December 31, 2010
Cash and Cash Equivalents	$26,283,637	—	—	$26,283,637

Common Stock
Financial services	102,592,987	—	—	102,592,987

Mutual Funds
Balanced Funds	47,592,577	—	—	47,592,577
Mid Cap Growth Funds	43,859,004	—	—	43,859,004
International Equity Funds	32,683,275	—	—	32,683,275
Indexed Equity Funds	30,803,553	—	—	30,803,553
Small Cap Equity Funds	25,728,214	—	—	25,728,214
Large Cap Value Funds	16,459,054	—	—	16,459,054
Core Fixed Income Funds	15,048,292	—	—	15,048,292
Large Cap Growth Funds	7,888,191	—	—	7,888,191
US Government Bond Funds	7,643,305	—	—	7,643,305
Mid Cap Equity Funds	6,522,508	—	—	6,522,508
Short Term Funds	5,192,469	—	—	5,192,469
Global Equity Funds	3,918,815	—	—	3,918,815

Total Mutual Funds	243,339,257	—	—	243,339,257

Total Investments	$372,215,881	—	—	$372,215,881

Note 8 — Terminated Participants

There were no amounts included in net assets available for benefits allocated to individuals who have withdrawn from the Plan at December 31, 2011 and 2010.

Huntington Investment and Tax Savings Plan

EIN: 31-0724920 Plan Number: 002

Schedule H, Part IV, Line 4i—Schedule of Assets (Held At End of Year)

as of December 31, 2011

(a)	(b)	(c)	(d)	(e)
	Identity of Issuer, Borrower, Lessor or Similar Party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Cost **	Current Value
	Cash and Cash Equivalents:
*	Huntington National Bank	Huntington Conservative Deposit Account - 31,370,476 shares		$31,370,476

	Total Cash and Cash Equivalents			31,370,476

	Common Stock:
*	Huntington Bancshares Incorporated	Huntington Bancshares Incorporated Common Stock - 15,065,832 shares		82,716,539

	Total Common Stock			82,716,539

	Mutual Funds:
	T. Rowe Price Mid-Cap Growth Fund	T. Rowe Price Mid-Cap Growth Fund - 806,837 shares		42,544,499
	Vanguard Wellington Fund	Vanguard Wellington Fund - 678,147 shares		36,708,100
	Vanguard Institutional Index Funds	Vanguard Institutional Index Fund - 276,263 shares		31,781,343
	Europacific Growth Fund	American Funds Europacific Growth Fund - 557,675 shares		19,267,645
*	The Huntington Funds	Huntington Situs Fund - 954,241 shares		18,636,319
*	The Huntington Funds	Huntington Fixed Income Securities Fund - 727,029 shares		16,423,600
	T. Rowe Price Small Cap Stock Fund	T. Rowe Price Small Cap Stock Fund - 481,555 shares		14,947,486
*	The Huntington Funds	Huntington Income Equity Fund - 562,558 shares		11,785,586
*	The Huntington Funds	Huntington Growth Fund - 414,402 shares		10,268,881
*	The Huntington Funds	Huntington Intermediate Government Income Fund - 808,603 shares		9,015,924
*	The Huntington Funds	Huntington International Equity Fund - 893,473 shares		9,015,141
*	The Huntington Funds	Huntington Dividend Capture Fund - 852,336 shares		7,594,314
*	The Huntington Funds	Huntington Mid Corp America Fund - 471,652 shares		6,489,933
*	The Huntington Funds	Huntington Rotating Markets Fund - 363,663 shares		4,193,036
*	The Huntington Funds	Huntington Treasury Money Market Fund - 3,877,666 shares		3,877,666
*	The Huntington Funds	Huntington Real Strategies Fund - 375,649 shares		2,685,895
*	The Huntington Funds	Huntington Money Market Fund - 2,014,392 shares		2,014,392
*	The Huntington Funds	Huntington Balanced Allocation Fund - 15,160 shares		171,759
*	The Huntington Funds	Huntington Growth Allocation Fund - 11,784 shares		134,927
*	The Huntington Funds	Huntington Conservative Allocation Fund - 10,595 shares		114,009

	Total Mutual Funds			247,670,455

*	Notes Receivable from Participants	$26,956 principal amount, interest rates of 4.75% - 10.25%; maturing in 2012 - 2019		26,956

*	Indicates party-in-interest to the Plan.
**	Cost information is not required for participant-directed investments and therefore not included.